Exhibit 99.1

Benefitfocus Announces $200 Million Convertible Notes Offering

CHARLESTON, S.C., December 19, 2018 — Benefitfocus, Inc. (NASDAQ: BNFT), a leading cloud-based benefits management platform and services provider, today announced its intention to offer, subject to market conditions and other factors, $200 million aggregate principal amount of convertible senior notes due 2023 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Benefitfocus also expects to grant the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date on which the notes are first issued, up to an additional $40 million aggregate principal amount of the notes.

The notes will be senior, unsecured obligations of Benefitfocus, and interest will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2019. The notes will be convertible into cash, shares of Benefitfocus’ common stock, or a combination thereof, at Benefitfocus’ election. The notes will mature on December 15, 2023, unless earlier converted, redeemed or repurchased. Benefitfocus may not redeem the notes prior to December 20, 2021; on or after December 20, 2021, Benefitfocus may redeem the notes, at its option and subject to certain conditions. The interest rate, initial conversion rate and other terms of the notes are to be determined upon pricing of the offering.

Benefitfocus expects to use a portion of the net proceeds of the offering of the notes to pay the cost of the capped call transactions described below, and approximately $39.2 million to repay, but not terminate its senior secured credit facility. The remainder of the net proceeds from the offering will be used for potential acquisitions and other general corporate purposes, including sales and marketing expenses, research and development expenses and general and administrative expenses.

In connection with the pricing of the notes, Benefitfocus expects to enter into capped call transactions with one or more of the initial purchasers and/or their respective affiliates (the “hedge counterparties”). The capped call transactions are expected generally to reduce potential dilution to Benefitfocus’ common stock upon any conversion of the notes and/or offset any cash payments Benefitfocus is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap based on the cap price. The cap price of the capped call transactions will be determined upon pricing of the notes. If the initial purchasers exercise their option to purchase additional notes, Benefitfocus expects to enter into additional capped call transactions with the hedge counterparties.

In connection with establishing their initial hedges of the capped call transactions, the hedge counterparties or their respective affiliates expect to purchase shares of Benefitfocus’ common stock and/or enter into various derivative transactions with respect to Benefitfocus’ common stock concurrently with, or shortly after, the pricing of the notes. These activities could increase (or reduce the size of any decrease in) the market price of Benefitfocus’ common stock or the notes at that time.

In addition, the hedge counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to Benefitfocus’ common stock and/or by purchasing or selling shares of Benefitfocus’ common stock or other securities of Benefitfocus in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period relating to a conversion of the notes). This activity could also cause or avoid an increase or a decrease in the market price of Benefitfocus’ common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, it could affect the number of shares and value of the consideration that noteholders will receive upon conversion of the notes.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of Benefitfocus’ common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Benefitfocus

Benefitfocus (NASDAQ:BNFT) unifies the entire U.S. benefits industry on a single technology platform to protect consumers’ health, wealth and lifestyle. Our powerful cloud-based software, data-driven insights and thoughtfully-designed services, enable employers, insurance brokers and carriers to simplify the complexity of benefits administration and deliver a world-class benefits experience.

Safe Harbor Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks regarding whether we can complete the offering and regarding its impact on the trading price of our common stock; potential volatility; risks associated with our business and the other risk factors set forth from time to time in our SEC filings, copies of which are available free of charge within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec-filings or upon request from our Investor Relations Department. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Benefitfocus, Inc.

843-284-1052 ext. 3546

pr@benefitfocus.com

Investor Relations

Michael Bauer

843-284-1052 ext. 6654

michael.bauer@benefitfocus.com